Exhibit 99

Media Contact Andy Brimmer, 205-410-2777	October 18, 2006 For Immediate Release

HEALTHSOUTH ANNOUNCES STOCKHOLDER APPROVAL OF

REVERSE STOCK SPLIT

To Coincide with NYSE Relisting on October 26, 2006

Birmingham, Ala. – HealthSouth Corporation (OTC Bulletin Board: HLSH.OB) today announced that its stockholders have overwhelmingly approved a one-for-five reverse stock split, whereby every five shares of common stock issued and outstanding will become one share of common stock. More than 95 percent of HealthSouth’s shareholders participated in the vote either in person or by proxy and more than 90 percent of the participating shareholders voted to approve the proposal. The reverse split will become effective on October 26th, 2006, to coincide with HealthSouth's relisting on the New York Stock Exchange (NYSE) under the ticker symbol “HLS.”

“We are very pleased that our stockholders have approved this proposal,” stated HealthSouth Chairman of the Board Jon Hanson. “We remain confident that the reverse split will serve its primary purpose of increasing the per-share trading price of our common stock and decreasing the number of outstanding shares as to:

•

bring the share price of our common stock, along with the number of shares of our common stock outstanding, to a range more in line with other healthcare companies with comparable market capitalization;

•	broaden the pool of investors who are interested in investing in HealthSouth by attracting new investors who would prefer not to invest in stocks that trade at low, single-digit share prices;
•	make the Company’s common stock a more attractive investment to institutional investors;
•	reduce the relatively high transaction costs and commissions incurred by many of our stockholders due to the Company’s currently low per-share trading price and high number of shares outstanding; and
•	illustrate more effectively the impact of the Company’s operational improvements and cost reductions by enhancing the visibility of any changes of its reported earnings per share.

With this reverse split and our relisting on the NYSE on October 26, HealthSouth has made substantial progress toward recovery from the fraud perpetrated by the previous management team. It has been a long and arduous process, but we are positioning the company to move forward with our strategic plan for the future.”

The Company noted that the reverse split will affect all of the Company's stockholders (including option and warrant holders) uniformly and will not change the proportionate equity interests of any of the Company's stockholders. Promptly after effecting the reverse stock split, stockholders will be sent a letter of transmittal and instructions on how to exchange their stock certificates for new certificates evidencing the reverse stock split.

About HealthSouth

HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Q for the quarter ended March 31, 2006; and Form 10-Q for the quarter ended June 30, 2006.

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